Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 and Form S8/A (No. 333-157036 and No. 333-125812 respectively) of CounterPath Corporation of our report dated July 27, 2010, relating to the consolidated financial statements and financial statement schedules of CounterPath Corporation which appear in this Form 10-K.

/s/BDO Canada LLP

BDO Canada LLP
Vancouver, Canada

July 27 2010